STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of April 18, 2006, is between DON EARLY (“Seller”) and PRIDES CAPITAL FUND I, LP, a Delaware limited partnership (“Prides”).

RECITALS:

1.         Each of Seller and Prides is a shareholder of QC Holdings, Inc. (the “Company”).

2.         Seller desires to sell 150,000 shares (the “Shares”) of common stock, $0.01 par value, of the Company (the “Common Stock”) to Prides.

3.         Prides desires to purchase the Shares from Seller upon the terms and conditions set forth herein.

AGREEMENT:

NOW THEREFORE, the parties agree as follows:

SECTION 1.  Purchase and Sale of the Shares. Subject to the terms and conditions set forth below, Seller agrees to sell the Shares to Prides, and Prides agrees to purchase the Shares from Seller. The obligation of Prides to purchase the Shares is subject to the representations and warranties of Seller being correct as of the date hereof and on the closing date. The obligation of Seller to sell the Shares is subject to the representations and warranties of Prides being correct as of the date hereof and on the closing date.

SECTION 2.  Purchase Price. The purchase price per Share to be paid by Prides for the Shares is $13.95, for an aggregate purchase price of $2,092,500.00, which will be paid by Prides by wire transfer on the closing date to the account of Seller designated in Exhibit A to this Agreement.

SECTION 3.   Representations and Warranties of Seller. Seller represents and warrants to Prides and the Company as follows:

3.1       Power and Authority. Seller has the power and authority to sell the Shares, and this Agreement is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforceability is subject to the effects of bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or general principles of equity (regardless of whether such enforceability is considered in a court at law or in equity).

3.2       Ownership and Title. As of the date hereof and as of the closing date, Seller is and will be the record and beneficial owner of, and has and will have valid and marketable title to the Shares, free and clear of all claims, liens, charges, encumbrances, “adverse claims” (as defined in Article 8 of the Delaware Uniform Commercial Code), security interests and rights of third parties.

3.3       Commitments. As of the date hereof and as of the closing date, Seller has not created and will not have created any subscriptions, options, warrants, claims, calls, commitments, proxies or agreements for the purchase, voting or control of any of the Shares.

3.4       Exemption from Registration. The Shares being sold by Seller are restricted securities within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Seller is selling the Shares to Purchaser in a transaction exempt from registration under the Securities Act. The foregoing representation is subject to the accuracy of the representations of Prides in Section 4.

3.5       Confidential Information. Seller has provided Prides with certain material nonpublic information about the Company under a confidentiality arrangement between the Company and Prides. Seller is not in the possession of any material nonpublic information concerning the Company that Seller has not previously provided to Prides.

3.6       No Conflicts. Neither the execution, delivery and performance of this Agreement nor the consummation by Seller of the transactions contemplated by this Agreement will constitute a violation of or default under, or conflict with any contract, commitment, agreement, understanding, arrangement, restriction, order or regulation of any kind as to which Seller is a party or by which Seller is bound.

3.7       Fees. No fees or commissions are payable to any broker, finder or similar person with respect to the sale of the Shares by Seller to Prides as a result of any action or agreement on the part of Seller.

3.8       Consents. Seller is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other person in order for Seller to execute, deliver or perform any of his obligations under or contemplated by this Agreement.

3.9       Termination of 10b5-1 Plan. Seller has immediately prior to the execution of this Agreement terminated his 10b5-1 stock selling plan with Ferris Baker Watts, Incorporated, and Seller does not presently have in effect, for himself or any of his affiliates, any other 10b5-1 selling plans or programs.

SECTION 4.   Representations and Warranties of Prides. Prides represents and warrants to Seller and the Company as follows:

4.1       Power and Authority. Prides has the power and authority to purchase the Shares, and this Agreement is a valid and binding agreement of Prides, enforceable against Prides in accordance with its terms, except as such enforceability is subject to the effects of bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or general principles of equity (regardless of whether such enforceability is considered in a court at law or in equity).

4.2       Investment Purpose. Prides is acquiring the Shares in the ordinary course of its business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act; provided, however, that by making the representations herein, Prides does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption from the registration requirements of the 1933 Act and applicable state securities laws. Prides presently does not have any agreement or understanding, directly or indirectly, with any person to distribute any of the Shares.

4.3       Information. Prides and its advisors have been furnished with all materials relating to the business, finances and operations of the Company that have been requested by Prides.  Prides has received and reviewed the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and each Current Report on Form 8-K filed by the Company since December 31, 2005. Prides acknowledges that it and its advisors have been afforded the opportunity to ask questions of the Company and have received what Prides and its advisors believe to be satisfactory answers to any such inquiries, which answers may include material nonpublic information concerning the Company.

4.4       Transfers and Resales. Prides will not transfer or resell any of the Shares except (i) pursuant to an effective registration under the Securities Act, or (ii) pursuant to an exemption from registration under the Securities Act.

4.5       No Conflicts. Neither the execution, delivery and performance of this Agreement nor the consummation by Prides of the transactions contemplated by this Agreement will constitute a violation of or default under, or conflict with any contract, commitment, agreement, understanding, arrangement, restriction, order or regulation of any kind as to which Prides is a party or by which Prides is bound.

4.6       Fees. No fees or commissions are payable to any broker, finder or similar person with respect to the sale of the Shares by Seller to Prides as a result of any action or agreement on the part of Prides, other than the trading commission or spread of Ferris Baker Watts Incorporated, which commission or spread will be paid by Prides.

4.7       Consents. Prides is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other person in order for Prides to execute, deliver or perform any of its obligations under or contemplated by this Agreement.

SECTION 5.   Closing Matters. The closing of the purchase and sale of the Shares will occur on the date hereof or at any later time that is mutually agreeable to Seller and Prides. At or prior to the closing, the following actions will be taken:

5.1       Wiring of Funds. Upon confirmation that Share certificates and written instructions to transfer the Shares to Prides have been delivered by Seller to the Company’s stock transfer agent, Prides will wire an amount sufficient to cover the aggregate purchase price of the Shares to Seller’s account, the details of which are attached as Exhibit A to this Agreement;

5.2       Transfer of the Shares. Seller will cause the Shares to be delivered in electronic form to Prides’ DTC participant account, the details of which are attached as Exhibit A to this Agreement; and

5.2       Opinions. Prides will have received the opinion of Gilmore & Bell, P.C., securities counsel to the Company, dated as of the date of closing, in form and substance acceptable to Prides.

SECTION 6.	Miscellaneous Provisions.

6.1       Company Intended Third Party Beneficiary. The Company is an intended third-party beneficiary of the representations and warranties of Seller and Prides set forth in this Agreement. The Company will deliver to Prides on the closing date the opinion of securities counsel to the Company that the sale of the Shares by Seller to Prides is exempt from the registration requirements of the Securities Act. Prides will have no obligation to purchase the Shares prior to the receipt of that opinion in form and substance acceptable to Prides.

6.2       Specific Performance. The parties acknowledge that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agree that the obligations of the parties are specifically enforceable.

6.3       Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring those expenses.

6.4       Further Assurances. Each party will execute such other and further documents and do such further acts as may be reasonably required to effectuate the intent of the parties and carry out the terms of this Agreement. Without limiting the generality of the foregoing, Seller and Prides will execute all documents and instruments and obtain such other signatures and consents as Prides or the Company may reasonably deem necessary or appropriate to vest record, beneficial, equitable and marketable title to the Shares in the Prides.

6.5        Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and properly addressed to the party to receive the same. A copy of any notice given to Prides or Seller must also be given to the Company. The addresses and facsimile numbers for such communications are:

If to Prides:	Prides Capital Fund I, LP

c/o Prides Capital Partners, LLC

44 Montgomery Street, Suite 860

San Francisco, CA 94104

Telephone:	415-946-1482
Facsimile:	617-249-0165
Attention:	Murray Indick, Managing Member

If to Seller:	Don Early

c/o QC Holdings, Inc.

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

Telephone:	913-234-5000
Facsimile:	913-234-5500

If to the Company:	QC Holdings, Inc.

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

Telephone:	913-234-5000
Facsimile:	913-234-5500
Attention:	Darrin J. Andersen, President

and Chief Operating Officer

6.6       Representations and Warranties. The representations, warranties, covenants and agreements made in this Agreement survive the date hereof.

6.7       Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together constitute one and the same instrument, and any of the parties may execute this Agreement by signing any counterpart.

6.8       Amendments. This Agreement may not be modified, amended, supplemented or waived with respect to the obligations of a party, except by an instrument in writing signed by the party.

6.9       Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes any prior understandings or agreements relating thereto, oral or written.

6.10     Severability. If any provision of this Agreement is declared unenforceable by a court of competent jurisdiction, the provision will be stricken and the remainder of this Agreement will remain binding on the parties. If any provision of this Agreement is so declared unenforceable due to its scope or breadth, then the provision will be narrowed to the scope or breadth permitted by law.

6.11     Governing Law. This Agreement is governed by and construed and enforced in accordance with the laws of the State of Delaware.

6.12     Captions. The headings and other captions contained in this Agreement are for convenience only and may not be used in the interpretation, construction or enforcement of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be executed effective as of the date first written above.

PRIDES CAPITAL FUND I, LP

By: Prides Capital Partners, LLC

By: /s/Murray Indick
Name:	Murray Indick
Title:	Managing Member
Address:	44 Montgomery Street, Suite 860
San Francisco, CA 94104

/s/Don Early

  DON EARLY

Address:	c/o QC Holdings, Inc.
9401 Indian Creek Parkway, Suite 1500
Overland Park, Kansas 66210

AGREED AND APPROVED:

QC HOLDINGS, INC.

By: /s/Darrin J. Andersen

Darrin J. Andersen
President and Chief Operating Officer

Dated:	April 18, 2006